Exhibit 10.16

Warranty

Seller warrants to Purchaser that any products provided by Seller hereunder are free from defects in material and/or workmanship under normal use and operation during the warranty period stated herein. If any products provided hereunder prove to be defective in material and/or workmanship within eighteen months from date of sale, provided conditions of operation have been normal at all times, and that the product has not been subjected to abnormal stresses, including but not limited to, such causes as incorrect primary voltage and frequency or improper ventilation, nor will this Warranty be extended to any product which has been subject to misuse, negligence. accident, improper installation or operation, not does it extend to any product which has been repaired or altered by any party other than the Seller. Seller, if promptly notified thereof in writing, will correct such defect at Seller's own expense, at Seller's option, repairing or replacing the defective products.

Claims for defective products shall be subject to verification by an authorized employee of the Seller.

No products shall be returned to Seller without prior written consent. Products, which Seller consents to have returned, shall be shipped prepaid F.O.B. Seller's factory, or other location designated by Seller. Seller shall not assume responsibility or accept invoices for unauthorized repairs or alterations to its products, even though defective. Any replacement or repaired product furnished under this Warranty shall be warranted by Seller for the balance of the Warranty period and under the same Warranty conditions as applicable to the original product.

The foregoing Warranty does not apply to experimental, prototype or developmental products.

Seller makes no warranty on products manufactured by others, which are resold by Seller. Seller shall use best efforts to obtain from each such product manufacturer, in accordance with the manufacturer's warranty or customary practice, the repair or replacement of products, which prove defective in material and/or workmanship.

The foregoing Warranties shall apply to controllers, who are repaired by the Seller, except that the Warranty is limited to that portion of the product that was repaired or replaced. This Warranty is in lieu of any other right or remedies. In no event shall the Seller be liable for any special indirect consequential or incidental damages.

Seller shall pay transportation charges for controllers returned to Seller and delivered to Buyer only if Seller is responsible under the terms of this Warranty. Buyer shall notify Seller, in writing, of any intention to return an allegedly defective product. Buyer shall give such advance notification to allow Seller to arrange for shipment, should Seller so desire.

In no event shall seller or its suppliers be liable for any special, indirect, incidental or consequential damages including, but not limited to loss of profit or revenues, loss of use of the products provided or any associated products or equipment, cost of capital, cost of substitute products or equipment, facilities, downtime expenses, or claims of purchaser's customer for such costs.

WARNING: Improperly installing and/or maintaining these products can result in death or serious personal injury. Before attempting installation or maintenance, read and understand all instructional materials related to the product. This Warranty is published solely for information purposes and should not be considered all-inclusive. If further information is requited, consult Performance Control, L.L.C. at (734) 975-9111.